UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2018

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2018, the Board of Directors (the “Board”) of ChromaDex Corporation (“ChromaDex”) unanimously approved a future transition of Frank L. Jaksch whereby Mr. Jaksch will transition from his role as ChromaDex’s Chief Executive Officer and principal executive officer, effective as of the conclusion of ChromaDex’s 2018 Annual Meeting of Stockholders expected to be held on June 22, 2018 (the “2018 Annual Meeting”), and instead serve as ChromaDex’s Executive Chairman, contingent and effective upon Mr. Jaksch’s re-election at the 2018 Annual Meeting. As Executive Chairman, Mr. Jaksch will serve as Chairman of the Board and will continue to serve as an employee and executive officer of ChromaDex. Mr. Jaksch’s Amended and Restated Employment Agreement, dated April 19, 2010, shall continue to govern the terms of Mr. Jaksch’s employment, subject to any future changes as approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Also on April 19, 2018, the Board appointed Kurt Gustafson as lead independent director of the Board, contingent and effective upon Mr. Gustafson’s re-election at the 2018 Annual Meeting.

Also on April 19, 2018, the Board unanimously approved a future transition of Robert Fried whereby Mr. Fried will transition from his role as ChromaDex’s President and Chief Operating Officer and instead serve as ChromaDex’s Chief Executive Officer and principal executive officer, each effective as of the conclusion of the 2018 Annual Meeting.

Mr. Fried, age 58, has served as a director of ChromaDex since July 2015 and served as a member of the Nominating and Corporate Governance Committee of the Board from July 2015 to March 2017. Mr. Fried was appointed President and Chief Strategy Officer of ChromaDex in March 2017 (which Chief Strategy Officer title he held until March 2018) and also became its Chief Operating Officer in January 2018. Mr. Fried served as Chairman of the Board of Directors of IDI, Inc. (formerly Tiger Media, Inc.), an information solutions provider focused on the data fusion market and formerly a Chinese advertising company prior to its merger with the parent company of Interactive Data, LLC, from 2011 until June 2015. From 2007 through 2009, he was the president, Chief Executive Officer and a director of Ideation Acquisition Corporation, a special purpose acquisition company. Mr. Fried is the founder and Chief Executive Officer of Feeln, a subscription streaming video service, which was acquired by Hallmark Cards Inc. in 2012. Since then, Mr. Fried manages digital businesses for Hallmark including Feeln, Hallmark e-cards, and Hallmark Print on Demand. Mr. Fried is also an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, he was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc., which was sold in 1996 to Silver King Communications, which is now a part of InterActive Corp. Mr. Fried has also held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures, and Director of Business Development at Twentieth Century Fox. Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

As previously disclosed, Mr. Fried is a party to an Executive Employment Agreement, dated March 12, 2017, as amended on December 20, 2017 (the “Fried Employment Agreement”), and ChromaDex’s standard indemnification agreement for directors and executive officers. The Fried Employment Agreement shall continue to govern the terms of Mr. Fried’s employment, subject to any future changes as approved by the Board or the Compensation Committee. Also as previously disclosed, on March 12, 2017, ChromaDex acquired all of the outstanding equity interests of Healthspan Research, LLC (“Healthspan”) pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among (i) Mr. Fried, Jeffrey Allen and Dr. Charles Brenner (the “Sellers”) and (ii) ChromaDex (the “Acquisition”). Pursuant to the Purchase Agreement, ChromaDex purchased all of the outstanding membership interests from the Sellers. Upon the closing of, and as consideration for, the Acquisition, ChromaDex issued an aggregate of 367,648 unregistered shares of ChromaDex’s common stock to the Sellers, including 339,595 shares of ChromaDex’s common stock issued to Mr. Fried, and, in cancellation of a loan owed by Healthspan to Mr. Fried, paid $32,500 and $100,000 to Mr. Fried on March 12, 2017 and March 9, 2018, respectively.

There are no arrangements or understandings between Mr. Fried and any other persons pursuant to which he was selected as ChromaDex’s Chief Executive Officer and there are also no family relationships between Mr. Fried and any of ChromaDex’s directors or executive officers.

On April 23, 2018, ChromaDex issued a press release announcing the future transitions of Mr. Jaksch from Chief Executive Officer to Executive Chairman and Mr. Fried from President and Chief Operating Officer to Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

ExhibitNumber	Description

99.1	Press Release dated April 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: April 23, 2018

	By:	/s/ Kevin Farr
Name: Kevin Farr
Chief Financial Officer